Exhibit 10.11

FORM OF

Transition, Services and Resupply Agreement

# 15-8-311

by and among

AS Kevelt,

OJSC Pharmsynthez

and

Xenetic Biosciences, Inc.

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Transition and Resupply Agreement

This Transition, Services and Resupply Agreement (the “Transition and Resupply Agreement”), dated as of October __, 2015 (“Effective Date”) is entered into among AS Kevelt, an Estonian pharmaceutical company (“Kevelt”), OJSC Pharmsynthez, a Russian pharmaceutical company and parent of Kevelt (“Pharmsynthez”) and Xenetic Biosciences, Inc., a Nevada corporation (“Xenetic”).

RECITALS

WHEREAS, Xenetic has acquired all the assets, intellectual property and material related to Virexxa for any Permitted Uses from Kevelt and Pharmsynthez through an Asset Purchase Agreement entered into on October __, 2015 (the “Agreement”);

WHEREAS, Xenetic in accepting the transfer of the assets, intellectual property and material related to Virexxa has also taken on all rights to continue any ongoing clinical trials, though not the obligation to do so, initiate any new preclinical and/or clinical trials, obtain marketing authorization, distribute, offer to sell and sell Virexxa worldwide;

WHEREAS, the Agreement contemplates that Kevelt and Pharmsynthez will continue to manufacture and supply for research, clinical and commercial purposes Virexxa to Xenetic and if requested, transfer the manufacturing to a Xenetic or a third party selected by Xenetic to supply and manufacture Virexxa; and

WHEREAS, Kevelt and Pharmsynthez wish to fulfill the commitments set forth in this Transition and Resupply Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the sufficiency of which is hereby acknowledged, Xenetic, Kevelt and Pharmsynthez (individually each referred to as a “Party” and collectively as “Parties”) hereby agree as follows:

Article I.

Definitions

Any capitalized terms not defined in this Transition and Resupply Agreement shall have the meaning given such term(s) in the Agreement. Any references in this Transition and Resupply Agreement to “Articles” and/or “Sections” shall refer to Articles and/or Sections of this Transition and Resupply Agreement, unless specified to be referring to Articles and/or Sections of the Agreement. For purposes of this Transition and Resupply Agreement, the following capitalized terms, whether used in the singular or plural, shall have the following meanings:

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Section 1.01        “Kevelt/Pharmsynthez Manufacturing Know-How” means Virexxa batch formula and production related data, methods, processes, standard operating procedures (“SOP”), and relevant proprietary information together with all applicable improvements, that are owned by Kevelt and Pharmsynthez or their Affiliates.

Section 1.02        “Kevelt/Pharmsynthez Patents” means the Patents Owned by Kevelt and/or Pharmsynthez and their Affiliates as of the Effective Date having one or more valid and unexpired claims (i) that cover Virexxa; or (ii) that cover processes directed to formulating and manufacturing Virexxa. For purposes of this Transition andResupply Agreement, the phrase “valid and unexpired claim” shall mean a composition of matter, method of use or method of manufacture claim (or equivalent thereof) of an issued and unexpired Patent, or a composition of matter, method of use or method of manufacture claim (or equivalent thereof) of a pending application, which (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

Section 1.03        “Deliver” or “Delivery,” with respect to Virexxa means, and shall take place upon, the transfer of possession of Virexxa to a Xenetic EXW (Incoterms 2010) at the place the Virexxa will be shipped to Xenetic.

Section 1.04        “Excluded Uses” shall mean the use of Virexxa in the Retained Territory for the treatment of all diseases included in Exhibit A (Indications for Excluded Uses).

Section 1.05        “Permitted Uses” shall mean the use of Virexxa and the Intellectual Property for the treatment of all diseases and conditions other than the Excluded Uses. Permitted Uses shall include but not be limited to the treatment of cancer indications and the use of the Intellectual Property as an immune modulator or in association with interferon.

Section 1.06        “Specification(s)” means the requirements, standards, quality control testing and other attributes pertaining to Virexxa, as set forth in a specification that shall be agreed upon by the Parties following the entry of the Parties into this Transition and Resupply Agreement and as approved by the appropriate governmental agencies and bodies.

Section 1.09        “Virexxa” shall mean medicinal product Sodium Cridanimod (Virexxa®) (Oxodihydroacridinylacetate sodium containing a Sodium 2-(9-oxoacridin-10-yl) acetate, any derivatives, isomers, substitutions or any other form, as an active pharmaceutical ingredient, developed by Kevelt and/or Pharmsynthez and having properties described in the Chemical, Manufacturing and Controls (“CMC”) and medicinal product dossier (“MPD”) for the Permitted Uses.

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Article II.

Manufacture and Supply, Technology Transfer and Transition

Section 2.01        Virexxa Manufacturing Procedures, Standards and Compliance with Laws. All Virexxa used for pre-clinical, clinical and commercial purposes but not more than a maximum of 5,000 ampoules per month at 250 mg per ampoule or total equivalent amount will be manufactured, tested and released as described in the most current version of the CMC (Annex [B].) by Kevelt and/or Pharmsynthez according to established current good manufacturing practices (“cGMPs”) and agreed upon by the Parties standard operating procedures (SOPs) , and applicable corresponding regulations in any country where the Virexxa CMC is approved for pre-clinical, clinical and/or commercial purposes, including, but not limited to those required by the United States Food and Drug Administration (FDA) and the European Medicines Agency (EMA). During the term of this Transition and Resupply Agreement, Kevelt and/or Pharmsynthez will be fully responsible for maintaining its facilities and procedures, in compliance with cGMPs, standards that are agreed upon by the Parties and applicable corresponding regulations.

Section 2.02        Certificate of Analysis. Kevelt and/or Pharmsynthez shall deliver to Xenetic with fulfillment of each Virexxa order a certificate of analysis confirming that such order meets the Specifications applicable to Virexxa (each, a “Certificate of Analysis”) and a certificate of compliance of such order. Kevelt and/or Pharmsynthez shall test manufactured batches hereunder in accordance with approved specifications covered by the CMC. Xenetic shall be responsible for reasonable inspection of each order for physical damage in shipping and storage. Within thirty (30) days after receipt of each order of Virexxa, at Xenetic together with Kevelt’s and or Pharmsynthez's Certificate of Analysis and certificate of compliance pertaining to each such order, Xenetic shall notify Kevelt and/or Pharmsynthez if, in Xenetic's determination, such order fails to conform to the Specifications. Xenetic shall provide written notice of rejection of the applicable order to Kevelt and/or Pharmsynthez within such thirty (30) day period. Orders not rejected within such thirty (30) day period in a written notice of rejection sent to Kevelt and/or Pharmsynthez shall be deemed to have been accepted by Xenetic. Once Xenetic accepts an order of Virexxa within the thirty (30) day period, it shall not have the right to reject such order thereafter. If Xenetic determines that such order does not conform to Specifications, it shall send to Kevelt and/or Pharmsynthez, via fax, email, overnight delivery service or certified mail, return receipt requested, within such thirty (30) business day period a written notice of rejection with a reasonably detailed description setting forth the reasons the order is being rejected, along with a sample of the rejected order to Kevelt and/or Pharmsynthez. If Kevelt and/or Pharmsynthez agree that the order is defective or non-conforming, it will, at its option (i) replace such order, though such replacement shall not include material that was rejected and reprocessed to meet the required specification, or (ii) reimburse Xenetic its out-of-pocket costs paid for such material. Furthermore, Kevelt and Pharmsynthez shall pay for the shipping cost associated with the delivery of the replacement order, if any. If Kevelt and/or Pharmsynthez do not agree with Xenetic's determination that such order is defective or non-conforming, then after reasonable efforts to resolve the disagreement, either Party may submit a sample from the order to a mutually agreed upon independent third party laboratory for resolution of the dispute. The independent laboratory’s results shall be final and binding. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules. For purposes of this Section 2.02, the thirty (30) day period shall commence on the date of Xenetic’s receipt of the order and the related Certificate of Analysis.

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Section 2.03        Replacement of Defective Item. IN ACCORDANCE WITH THE TERMS SET FORTH IN THIS TRANSITION AND RESUPPLY AGREEMENT, KEVELT AND/OR PHARMSYNTHEZ SHALL REPLACE, AT ITS SOLE EXPENSE, ALL ITEMS THAT DO NOT COMPLY OR ARE FOUND NOT TO COMPLY WITH THE SPECIFICATIONS (“DEFECTIVE ITEM”), OR SHALL CREDIT XENETIC FOR AMOUNTS ALREADY PAID FOR THE DEFECTIVE ITEM. THE OBLIGATION OF KEVELT AND/OR PHARMSYNTHEZ TO REPLACE DEFECTIVE ITEMS IN ACCORDANCE WITH THE SPECIFICATIONS OR PROVIDE CREDIT SHALL BE XENETIC’S SOLE AND EXCLUSIVE REMEDY UNDER THIS TRANSITION AND RESUPPLY AGREEMENT FOR DEFECTIVE ITEMS, AND IS IN LIEU OF ANY OTHER REMEDY, EXPRESS OR IMPLIED.

Section 2.04        Delivery. Kevelt and/or Pharmsynthez shall tender Virexxa for delivery, EXW Tallinn (Incoterms 2010). Xenetic shall be responsible for all costs and risk of loss associated with the shipping of Virexxa, other materials shipped (from and after Delivery) and shipping instructions.

Section 2.05        Manufacture of Virexxa.

(a)     Manufacture. With respect to Virexxa, from the Effective Date, Kevelt and Pharmsynthez will be responsible for supplying Xenetic with Virexxa under the following terms and conditions:

(i)          Forecasting. In accordance with Section 2.01, Virexxa shall be supplied by Kevelt and/or Pharmsynthez to Xeneticin an amount that does not exceed 5,000 ampoules of Virexxa per month. On or before the first day of each calendar month, Xenetic shall furnish to Kevelt and/or Pharmsynthez a written six (6) month rolling forecast of the quantity of Virexxa that Xenetic estimates it will order from Kevelt and/or Pharmsynthez during such six (6) month forecast period (the “Forecast”; the first of which is attached hereto as Schedule 1). The first three (3) months of each Forecast shall constitute a binding order for the quantities of Virexxa specified therein (the “Firm Commitment”), and the following three (3) months of the Forecast shall be non-binding, good faith estimates.

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(ii)          Purchase Orders. On or before the first (1st) day of each calendar month, Xenetic shall submit a purchase order for the Firm Commitment portion of the Forecast, as to which no purchase order has been previously submitted, which specifies the actual quantities of Virexxa to be delivered to Xenetic hereunder for the relevant calendar month and the requested shipping dates for each order (“Purchase Order”). As the Forecast contains Firm Commitments for the first three (3) months, the Purchase Orders to be presented during such months, may vary in quantities through such three (3) months, but the summarized quantities for the said period must meet the quantities as stated in the Firm Commitment. All Purchase Orders shall reflect orders of a size that the Parties have agreed are within the reasonably anticipated capacity of Kevelt and/or Pharmsynthez.

(iii)          Raw Material or Capacity Shortage. In the event that Kevelt and/or Pharmsynthez is unable to supply Xenetic with Virexxa in the quantities ordered by Xenetic in accordance with Section 2.05(a)(ii), due to Kevelt’s and/or Pharmsynthez’s insufficient supplies of raw materials necessary to manufacture Virexxa or other manufacturing capacity constraints, Kevelt and/or Pharmsynthez shall use commercially reasonable efforts to equitably allocate available raw materials or manufacturing capacity, as the case may be, in a manner consistent with the Parties’ anticipated needs. Notwithstanding the foregoing, Kevelt and/or Pharmsynthez shall prioritize allocation of manufacturing capacity and raw materials to the manufacture of Virexxa for Xenetic.

(iv)          Xenetic Modification or Cancellation. Xenetic may request modification of the delivery date or quantity of Virexxa in a Purchase Order only by submitting a written change order to the Party to whom such Purchase Order was submitted, though such modification request shall not change the amount of Virexxa Xenetic is to purchase based on the then relevant Forecast as set forth in Section 2.05(a)(i). Such change order shall be effective and binding against the Party to whom the Purchase Order was submitted only upon written acceptance by such Party. Notwithstanding the foregoing, Xenetic shall remain responsible for the Firm Commitment portion of the Forecast. The manufacturing Party (Kevelt and/or Pharmsynthez) shall notify Xenetic of its approval or rejection of any such change order within fourteen (14) business days after receipt thereof.

(v)          Transitional Period Plan. Upon notice by Xenetic of Xenetic’s intent to transfer the manufacturing to itself or a third party manufacturer selected by Xenetic at Xenetic’s sole discretion, the Parties shall negotiate in good faith and devise a transitional period plan which will set forth, among other things, the Parties’ responsibilities relating to the manufacture of Virexxa during the transfer of manufacturing technology from Kevelt and/or Pharmsynthez to Xenetic, the time frame for such transfer, and the Parties’ mutually determined collaborative and comprehensive plan that will ensure a supply of Virexxa and a smooth transition of manufacturing of Virexxa from Kevelt and/or Pharmsynthez to Xenetic.

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Section 2.06        Technology Transfer. The Parties shall cooperate to expedite transfer of Kevelt’s and Pharmsynthez’sVirexxa manufacturing technology to a facility designated by Xenetic, where Virexxa manufacturing will be conducted by or on behalf of Xenetic. Kevelt and Pharmsynthez will make employees of appropriate skill and experience reasonably available to Xenetic to facilitate such transfer. Kevelt, Pharmsynthez and Xenetic will cooperate to minimize the expenses associated with such transfer and to ensure that the transfer of Virexxa manufacturing is effectively coordinated.

Section 2.07        Hiring of Employees. With the written consent of the Party from whom such employees are to be hired, such consent not to be unreasonably withheld, Xenetic shall have the right, but not the obligation, to hire or contract with Kevelt and Pharmsynthez employees, including those Kevelt and Pharmsynthez employees that are involved in the manufacture, quality assurance, quality control, packaging and clinical and commercial regulatory approvals for Virexxa, as are needed to facilitate the transfer of Virexxa to Xenetic’s facility or one selected by Xenetic. Any such hiring decisions, and the terms thereof, shall be solely at Xenetic’s discretion. To the extent requested by Xenetic, Kevelt and Pharmsynthez shall assist Xenetic in making its hire/no hire decision regarding Kevelt and Pharmsynthez employees.

Section 2.08        Costs of Technology Transfer. Except for such costs to be borne by Kevelt and Pharmsynthez as set forth herein, Xenetic shall be solely responsible for any and all costs associated with the transfer of manufacturing of Virexxa to the facility where Virexxa is to be manufactured by or on behalf of Xenetic. To facilitate the transfer, Kevelt and Pharmsynthez shall provide all employees necessary to effectuate the transfer at minimum cost to Xenetic, other than reimbursement to Kevelt and Pharmsynthez of out-of-pocket expenses related thereto. Kevelt and Pharmsynthez shall be responsible for all costs associated with their termination of manufacturing Virexxa (including any severance or other payments owed to employees following the termination of manufacturing Virexxa by Kevelt and Pharmsynthez).

Section 2.09        Batch Records and Data. Upon Xenetic’s request, within thirty (30) days following Delivery of a lot of Virexxa, Kevelt and Pharmsynthez shall provide Xenetic with properly completed copies of batch records consisting of complete information relating to the production operations and the controls of each batch; provided, however, that if testing reveals an “out-of-Specification” result, Kevelt and Pharmsynthez shall provide such batch records within seven (7) days following resolution of the “out-of-Specification” result. The Parties agree that Kevelt and Pharmsynthez shall provide these records to Xenetic solely for the purpose of assisting with the transfer of Virexxa manufacturing technology, and Xenetic shall not bear the responsibility for correction of any “out-of-Specification” results.

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Article III.

Transition

Section 3.01 Kevelt and/or Pharmsynthez Provision of Information and Documents to Xenetic

(a)     Following entry of the Parties into this Transition and Resupply Agreement, Kevelt and Pharmsynthez shall provide to Xenetic the following within thirty sixty (60) days of the Effective Date:

(i) a list all notebooks, records, data, results, information, filings, regulatory papers submissions and submission related correspondence and information regarding Virexxa requested or ordered by Xenetic or known by Kevelt and/or Pharmsynthez to be necessary for Xenetic to carry out the research, development and commercialization of Virexxa® pursuant to the terms of the IP Asset Purchase Agreement, whether in paper, electronic or some other form, including their location, the identity of all individuals with access to them and the date such notebooks, records, data, results, information, filings, regulatory papers, information shall be provided to Xenetic;

(ii) all copies of original notebooks, records, data, results, filings, submissions and submission related correspondence regulatory papers and information regarding Virexxa, whether in paper, electronic or some other form;

(iii) a list of all Approved Suppliers to Kevelt and/or Pharmsynthez that have been, are or will be involved in the research, development, commercialization, testing or manufacturing of Virexxa, including their addresses and contact information;

(iv) a list of all information, know-how and/or trade secrets in the possession of Kevelt and/or Pharmsynthez that relate in any manner to Virexxa for the Permitted Uses

(v) a list identifying all current stocks of Virexxa in the possession of Kevelt and/or Pharmsynthez or their Affiliates, contractors, or other third parties contracted in any manner by Kevelt and/or Pharmsynthez and the date upon which ownership such stocks of Virexxa shall be transferred to Xenetic, a valuation of the value of such stocks of Virexxa and instructions provided to Xenetic to effectuate the transfer of such stocks of Virexxa to Xenetic; and,

(vi) copies of all documents and records related to communications with regulatory authorities relating to the Permitted Uses, including, those related to current or previous clinical development, manufacturing, product safety and pharmacovigilance.

(vii) copies of all documents and records related to the manufacture of Virexxa, including, the manufacture of bulk API as well as final drug product.

(viii) any other material information or records related in any manner to Virexxa for the Permitted Uses.

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Article IV.

Records; Regulatory Matters

Section 4.01        Record keeping. Kevelt and/or Pharmsynthez shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to manufacturing under this Transition and Resupply Agreement, including all information required to be maintained by applicable laws and regulations, including but not limited to cGMP. Such information shall be maintained in forms, notebooks and records for a period of at least one (1) years from the relevant finished Virexxa expiration date, or longer if required under applicable laws.

Section 4.02        Regulatory Responsibility and Compliance.

(a)	Kevelt and/or Pharmsynthez agrees to use commercially reasonable efforts to cause, within three (3) months after the Effective Date, the transfer of title and ownership to Xenetic of any and all regulatory approvals and related regulatory filings relating to Virexxa for the Permitted Uses which are owned by Kevelt and/or Pharmsynthez and are filed, issued and in full force and effect as of the Effective Date.

(b)	Kevelt and/or Pharmsynthez shall be responsible for transferring according to Section 4.02(a) and Xenetic shall be responsible for obtaining and maintaining any establishment licenses or permits required by the FDA or other regulatory authorities, by applicable laws or by regulatory authorities that pertain to Virexxa manufacturing. Kevelt and/or Pharmsynthez hereby grant to Xenetic the right to reference such establishment files for the purpose of obtaining and maintaining regulatory approval.

Section 4.03        Governmental Inspections and Requests. Kevelt and/or Pharmsynthez shall advise Xenetic within three (3) Business Days if an authorized agent of any regulatory authority visits a facility where manufacturing activity with respect to Virexxa takes place, where the interest of the regulatory authority is specifically related to manufacturing activity with respect to Virexxa. In such circumstance, Kevelt and/or Pharmsynthez shall furnish to Xenetic a copy of sections of the report by such regulatory authority, which are specifically related to Virexxa within five (5) days of receipt of such report if such report is received in English by Kevelt and/or Pharmsynthez. If the sections of the report by such regulatory authority are not in English, the receiving Party shall translate the sections of the report into English and shall provide such translated sections of the report to Xenetic within ten (10) days of receipt of such report. Further, upon receipt of a regulatory authority written request to inspect a Kevelt and/or Pharmsynthez manufacturing facility, or to audit Kevelt’s and/or Pharmsynthez’s books and records with respect to manufacturing of Virexxa under this Transition and Resupply Agreement, Kevelt and/or Pharmsynthez shall notify Xenetic thereof within three (3) days, and shall provide Xenetic with a copy of any written document received from such regulatory authority if the document is written in English. If the document is not written in English, Pharmsynthez and/or Kevelt shall provide Xenetic with an English translation within ten (10) days of the receipt of the document. Kevelt and/or Pharmsynthez shall provide Xenetic with notice of any such non-written inspection request from a regulatory authority which specifically relates to Virexxa as promptly as reasonably practicable under the circumstances. Kevelt and/or Pharmsynthez shall also provide to Xenetic such notice as is reasonably practicable under the circumstances of any action by a regulatory authority, resulting from an inspection of a facility where manufacturing activity with respect to Virexxa takes place, which is reasonably anticipated to materially affect Kevelt’s and/or Pharmsynthez’s ability to perform its obligations under this Transition and Resupply Agreement. Nothing in this Section 4.03 shall require Kevelt and/or Pharmsynthez to submit to Xenetic any books, records, data or information relating to the manufacture or distribution of any products other than Virexxa.

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Section 4.04        Recall and Field Corrective Action.

This Section 4.04 shall govern recall arising after the Effective Date from Virexxa manufactured by Kevelt and/or Pharmsynthez for Xenetic. In the event that Xenetic believes a recall, field alert, Virexxa withdrawal, or field corrective action may be necessary with regard to Virexxa provided to Xenetic under this Transition and Resupply Agreement, Xenetic shall immediately notify Kevelt and/or Pharmsynthez in writing. Xenetic shall provide reasonable cooperation and assistance to Kevelt and/or Pharmsynthez required to allow Kevelt and/or Pharmsynthez to respond to a recall, field alert, Virexxa withdrawal, or field corrective action. The cost of a Virexxa product related recall, field alert Virexxa withdrawal or field corrective action shall be borne by Kevelt and/or Pharmsynthez if such recall, field alert, Virexxa withdrawal, or field corrective action is caused in material part by Kevelt and/or Pharmsynthez's breach of its obligations under this Transition and Resupply Agreement, or applicable laws, or by its willful misconduct. Xenetic shall bear responsibility for the cost of a Virexxa product related recall, field alert Virexxa withdrawal or field corrective action for all other reasons.. For purposes of this Section 4.04, the Party bearing the costs of any recall, field alert, Virexxa withdrawal, or field corrective action shall only be required to reimburse the other Party for reasonable, actual and documented out-of-pocket costs incurred by such other Party for such recall, field alert, Virexxa withdrawal, or field corrective action (including costs of retrieving Virexxa already delivered to customers, costs and expenses such other Party is required to pay for notification, shipping and handling charges, and all other costs reasonably related to such recall, field alert, Virexxa withdrawal, or field corrective action), and the cost to replace, or the actual replacement of Virexxa.

Section 4.05        Quality Agreement. The Parties shall execute a separate Quality Agreement, which will reflect the division of quality responsibilities while Virexxa is manufactured, released and supplied by Kevelt and/or Pharmsynthez for Xenetic (“Quality Agreement”). Kevelt and/or Pharmsynthez shall use commercially reasonable efforts to comply with the Quality Agreement, but in any event shall comply with applicable laws. In the event of a conflict between the terms of this Transition and Resupply Agreement and the Quality Agreement, this Transition and Resupply Agreement shall control, unless the issues relate to quality wherein the Quality Agreement shall control. Kevelt and/or Pharmsynthez shall in any event comply with applicable laws. The failure of a Party to comply with a requirement of the Quality Agreement shall not be actionable, unless it constitutes a material violation of law of any jurisdiction in which Virexxa is distributed.

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Section 4.06        Quality, Environmental, Health and Safety Audits. Kevelt and/or Pharmsynthez shall permit Xenetic’s personnel or authorized representative, upon reasonable notice, at reasonable intervals, and for reasonable duration during regular business hours, to visit the facility where Virexxa is manufactured, tested, or stored by, or on behalf of, Kevelt and/or Pharmsynthez; or to audit compliance with this Transition and Resupply Agreement, however, that such audits shall be conducted not more than twice in any twelve (12) month period, other than "for cause" audits, which Xenetic shall be entitled to conduct following the implementation of measures in response to letters from the FDA to Kevelt and/or Pharmsynthez pertaining to the manufacture of Virexxa.

All information obtained by Xenetic in any such review, including without limitation the findings and results related thereto, shall be deemed Kevelt and/or Pharmsynthez Confidential Information. Kevelt and/or Pharmsynthez will have responsibility to audit its permitted subcontractors and suppliers at reasonable intervals for compliance with (i) the Specifications, (ii) current GMPs, and (iii) applicable laws. Xenetic shall have the right to confirm audits of subcontractors and suppliers of Kevelt and/or Pharmsynthez for Virexxa manufactured under this Transition and Resupply Agreement.

Section 4.07        Complaints and Adverse Events. The Party responsible for all permits and licenses required by any regulatory authority with respect to Virexxa under this Transition and Resupply Agreement, including any product licenses, applications and amendments in connection therewith, shall be responsible for evaluating and investigating complaints and for reporting all Adverse Events to regulatory authorities in any country Virexxa is used and/or sold. If the responsible Party becomes aware of any Adverse Event, it shall evaluate, investigate and determine the necessity of reporting all information in its possession regarding such Adverse Event as soon as practicable, in order to fulfill regulatory reporting obligations within the time frames required by regulatory authorities and law; provided, however, that Kevelt and/or Pharmsynthez shall not be required to communicate with customers of Xenetic. The Parties will comply with all applicable reporting laws, rules and regulations governing Adverse Events. Xenetic and Kevelt and/or Pharmsynthez agree to supply all complaint information (including Adverse Event information) to the responsible Party within three (3) Business Days of learning of a complaint or event; to cooperate with investigations and corrective actions; and to comply with all applicable reporting laws, rules and regulations governing Adverse Events.

Section 4.08        Compliance. The obligations of Kevelt and/or Pharmsynthez and Xenetic set forth in this Article 4 are intended to comply with the laws, rules and regulations of each country in which Virexxa is approved. The requirements of this Article 4 shall therefore be construed and interpreted to comply with all such laws, rules and regulations. To the extent provisions of this Article 4 do not adequately reflect any such law, rule or regulation, such provisions shall be revised to the extent reasonably necessary to make such provisions legal and valid in accordance with such laws, rules and regulations.

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Article V.

Cost for Manufacturing and Supply of Virexxa to Xenetic

Section 5.01        Virexxa Manufacturing and Supply Costs. Xenetic shall pay to the manufacturer of Virexxa, Kevelt and/or Pharmsynthez all the manufacturing cost of Virexxa, which includes, but is not limited to, all direct costs related to the manufacturing of Virexxa and related operational expenses as stated in the pre-approved costs specifications (which forms an annex of this Transition, Manufacturing and Supply Agreement, plus fifteen percent (15%) on a per unit basis (“Purchase Price”). Xenetic shall be entitled to audit such manufacturing costs pursuant to the terms of this Transition and Resupply Agreement.

Section 5.02        Invoicing. Kevelt and/or Pharmsynthez shall provide Xenetic with an invoice following the delivery of Virexxa. Xenetic shall pay Kevelt and/or Pharmsynthez within thirty (30) days of the receipt of an invoice.

Section 5.03        Currency. Unless otherwise agreed by the Parties in writing, all amounts paid by Xenetic under this Transition- and Resupply Agreement shall be paid to Kevelt and/or Pharmsynthez in Euros by wire transfer to a financial institution to be designated by Kevelt and/or Pharmsynthez. Subject to Section 5.02, such payments shall be without deduction of collection, wire transfer or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes. The pre-approved cost specification shall state a currency exchange rate range based on which the Purchase Price is determined. In case the currency exchange rate fluctuation exceeds such rate range, the Purchase Price shall be modified by the percentage exceeding the agreed range.

Section 5.04        Interest Due. In case of any delay in payment by Xenetic to Kevelt and/or Pharmsynthez, interest on the overdue payment shall accrue at an annual interest rate equal to seven and one half percent (7.5%), except to the extent that a regulatory or other governmental agency requires that the annual interest rate exceed that stated in this Section 5.04, the rate shall be raised to that set forth by the regulatory or other governmental agency with the understanding that Kevelt and/or Pharmsynthez shall provide documentary verification that such rate increase is legally required. The foregoing interest shall be due from Xenetic without any special notice, and shall be in addition to any other remedies that Kevelt and/or Pharmsynthez may have pursuant to this Transition- and Resupply Agreement.

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Section 5.05        Taxes. The Parties agree that any taxes that either Party is required by law to withhold from amounts payable to the other Party under this Transition- and Resupply Agreement (whether under this Article 5 or otherwise) shall be deducted by the paying Party from the amounts paid to the non-paying Party hereunder at the rate(s) required by applicable law, and shall be promptly paid to the appropriate governmental authority on behalf of the non-paying Party. However, the pre-approved cost specification as stated in the annex of this Transition, Manufacturing and Supply Agreement, shall state the Purchase Price after all such tax withholdings. The paying Party shall promptly provide to the non-paying Party receipts from the government or taxing authority evidencing payment of such taxes, if available, or other written proof of payment if official receipts are not available, and shall provide reasonable assistance to the non-paying Party to obtain tax credits therefor.

Section 5.06        Manufacturing Cost Audit. Upon the written request of Xenetic, Kevelt and/or Pharmsynthez shall permit an independent certified public accounting firm of recognized national standing in the United States, selected by Xenetic and reasonably acceptable to Kevelt and/or Pharmsynthez, at the Xenetic’s expense, to have access to Kevelt’s and/or Pharmsynthez’s records related to all manufacturing costs billed to Xenetic as may be reasonably necessary to verify the accuracy of any amounts payable by Xenetic to Kevelt and/or Pharmsynthez under this Transition- and Resupply Agreement. Such audits shall be conducted under conditions of confidentiality and may be made no more than once each calendar year, during normal business hours at reasonable times mutually agreed by the Parties. If the audit discloses that the manufacturing costs charged to Xenetic by Kevelt and/or Pharmsynthez was over twelve and a half percent (12.5%) higher than the actual manufacturing costs, then Kevelt and/or Pharmsynthez shall pay the reasonable fees and expenses charged by such accounting firm and reimburse Xenetic the amount overcharged along with a charge of ten percent (10%) interest on the amount overcharged.

Article VI.

Representations and Warranties

Section 6.01        Representations and Warranties of KEVELT AND/OR PHARMSYNTHEZ.

(a)     Authorization. Kevelt and/or Pharmsynthez, jointly and severally, represents, warrants and covenants that:

(i) this Transition- and Resupply Agreement has been duly executed and delivered by Kevelt and/or Pharmsynthez and constitutes a valid and binding obligation of Kevelt and/or Pharmsynthez, enforceable against Kevelt and/or Pharmsynthez in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

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(ii) the execution, delivery and performance of this Manufacturing Agreement have been duly authorized by all necessary action on the part of Kevelt and/or Pharmsynthez, its officers and directors and does not conflict with any agreement, instrument or understanding, oral or written, to which Kevelt and/or Pharmsynthez is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

(iii) Kevelt and/or Pharmsynthez has full power and authority to perform the obligations set forth herein, and that Kevelt and/or Pharmsynthez is not subject to any order, decree or injunction by a court of competent jurisdiction which may prevent or materially delay the consummation of the transactions contemplated by this Transition and Resupply Agreement;

(iv) Kevelt and/or Pharmsynthez is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized; and

(b)	Kevelt and/or Pharmsynthez’s Rights (Virexxa). As of the Effective Date, Kevelt and/or Pharmsynthez, jointly and severally, represent and warrant, with respect to manufacture and supply of Virexxa as of the Effective Date, that to its knowledge, upon reasonable inquiry, the granting of the rights to Xenetic hereunder does not conflict with any contractual obligation to any Third Party.

(c)	No Conflicting Agreements. Kevelt and/or Pharmsynthez, jointly and severally, represent and warrant that they have not to their knowledge granted, and during the term of this Transition and Resupply Agreement will not grant, any right to a Third Party that would conflict with the licenses and rights granted to Xenetic hereunder.

Section 6.02        Representations and Warranties of Xenetic.

(a)	Authorization. Xenetic represents, warrants and covenants that:

(i) this Transition- and Resupply Agreement has been duly executed and delivered by Xenetic and constitutes a valid and binding obligation of Xenetic, enforceable against Xenetic in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(ii) the execution, delivery and performance of this Transition and Resupply Agreement by Xenetic have been duly authorized by all necessary action on the part of Xenetic, its officers and directors, and does not conflict with any agreement, instrument or understanding, oral or written, to which Xenetic is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

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(iii) Xenetic has full power and authority to perform the obligations set forth herein, and that Xenetic is not subject to any order, decree or injunction by a court of competent jurisdiction which may prevent or materially delay the consummation of the transactions contemplated by this Transition and Resupply Agreement; and

(iv) Xenetic is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized.

(b)	No Impairing Agreements. Xenetic represents, warrants and covenants that, during the term of this Transition and Resupply Agreement, it will not knowingly enter into any agreements, oral or written, that would in any way impair its ability to fulfill its obligations under this Transition and Resupply Agreement.

Article VII.

Limitations on Representations and Warranties

Limitations on Representations and Warranties. THE LIMITED WARRANTIES CONTAINED IN ARTICLE 5 ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES HEREUNDER, AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR OTHERWISE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY BOTH PARTIES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, PUNITIVE, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS AND LOSS OR INTERRUPTION OF BUSINESS. THE FOREGOING PROVISION SHALL NOT BE CONSTRUED TO LIMIT A PARTY'S INDEMNIFICATION OBLIGATION UNDER THIS TRANSITION AND RESUPPLY AGREEMENT FOR THIRD PARTY CLAIMS WHICH MAY INCLUDE CONSEQUENTIAL, PUNITIVE OR OTHER TYPES OF DAMAGES.

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Article VIII.

Confidentiality

Section 8.01        Confidentiality.

(a)	No Disclosure or Use. During the term of this Transition and Resupply Agreement, and for a period of ten (10) years thereafter, each Party shall keep confidential all information received from the other Party (the “Confidential Information”), and shall not disclose or use such Confidential Information without the other Party’s explicit written consent, except to the extent contemplated by this Transition and Resupply Agreement. This restriction shall not, however, prevent disclosure of such Confidential Information if and to the extent that disclosure is clearly required by law; provided that the disclosing Party informs the other Party without delay of any such requirement, in order to allow such other Party to object to such disclosure and to seek an appropriate protective order or similar protection prior to disclosure.

(b)	No Misappropriation. The Parties agree that the transfer of rights in regulatory documentation by one Party to the other Party pursuant to this Transition and Resupply Agreement shall not, to the actual knowledge of the transferring Party, misappropriate the proprietary or trade secret information of a Third Party.

(c)	Exceptions. The above obligations shall not apply, or shall cease to apply, to Confidential Information of the disclosing Party which:

(i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

(ii) is known by the receiving Party at the time of receiving such Confidential Information, as evidenced by its written records;

(iii) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(iv) is independently developed by the receiving Party without resort to the Confidential Information of the disclosing Party or any breach of this Article 7;

(v) is entered into evidence in a legal proceeding or submitted for use in a dispute resolution proceeding to enforce one or more rights of a Party under this Transition and Resupply Agreement; provided that the receiving Party shall give the disclosing Party prompt written notice and sufficient opportunity to object to such use or disclosure, or to request confidential treatment of the Confidential Information; or

(vi) is the subject of a written permission to disclose provided by the disclosing Party.

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Section 8.02        Permitted Disclosures.

(a) Each Party may disclose Confidential Information: (i) for the purpose of preparing, filing, prosecuting and maintaining Patents; (ii) for obtaining Regulatory Approvals; (iii) for the manufacture, marketing, distribution or sale of Virexxa; or (iv) to any individuals that are required by law, contract or otherwise not to use or disclose such Confidential Information except as permitted by this Transition and Resupply Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such individuals do not disclose or make any unauthorized use of the Confidential Information.

(b) In order to exploit rights retained by or granted to the Parties under this Transition and Resupply Agreement, each Party may publish or publicly present any research or other data which may involve the disclosure of Confidential Information; provided that the publishing Party agrees to furnish the non-publishing Party with copies of any proposed oral, written, graphic or electronic public disclosure prior to submission for publication or presentation. The non-publishing Party shall then have thirty (30) days to review such contemplated publication or presentation. At the end of the thirty (30) day period, the publishing Party may proceed with the contemplated publication or presentation unless (i) the non-publishing Party reasonably requests additional time to fully protect its intellectual property rights, in which case any such contemplated publication or presentation containing the details of a patentable invention must be withheld by the publishing Party for an additional period of thirty (30) days or until a patent application is filed thereon by the non-publishing Party, whichever is earlier in time; or (ii) the non-publishing Party reasonably requests that trade secret information or other Confidential Information of the non-publishing Party be redacted from the contemplated publication or presentation, in which case any such request shall be honored by the publishing Party.

Section 8.03        Disclosure of Transition and Resupply Agreement. Except as required by law, neither Kevelt and/or Pharmsynthez nor Xenetic shall release to any Third Party or publish in any way any Confidential Information with respect to the terms of this Transition and Resupply Agreement or concerning their cooperation without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided; however, that either Party may disclose the terms of this Transition and Resupply Agreement (a) to the extent required to comply with applicable laws, and (b) in any instance where a Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process). Notwithstanding any other provision of this Transition and Resupply Agreement, each Party may disclose the terms of this Transition and Resupply Agreement (i) to its legal counsel or (ii) to lenders, investment bankers, attorneys, financial advisors and other financial institutions of its choice solely for purposes of financing the business operations of such Party, or to a potential acquirer of all or substantially all of the assets or equity interests of such Party (a) upon the written consent of the other Party, or (b) if the Party disclosing such terms obtains a signed confidentiality agreement with such intended recipient with respect to such Confidential Information, upon terms substantially similar to those contained in this Article 7.

Section 8.04        Confidential Information of Each Party. The Parties agree that the material financial terms of the Transition and Resupply Agreement shall be considered the Confidential Information of both Parties.

Section 8.05        Employee Obligations. Each Party shall undertake to ensure that all of its employees who have access to Confidential Information are under obligations of confidentiality to such Party.

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Article IX.

Term and Termination

Section 9.01        Term.

(a)	Term. The supply of Virexxa by Kevelt and/or Pharmsyntez shall continue until as the earliest of (i) such time as Xenetic requests the transfer of the manufacturing process to itself or a Third Party manufacturer selected by Xenetic pursuant to Article II of this Transition, Services and Resupply Agreement; (ii) such time as Xenetic discontinues the development of a Virexxa clinical or commercial program; (iii) eight (8) years from the Effective Date or (iv) upon Xenetic’s written notice to be provided no later than three (3) months prior to the termination date.

(b)	Termination with Cause. Either Party may terminate this Transition and Resupply Agreement for cause pursuant to Sections 9.02 and 9.03.

(c)	Accrued Obligations. Except where explicitly provided elsewhere herein, termination of this Transition and Resupply Agreement for any reason, will not affect: (i) obligations of the Parties, including any payments which have accrued as of the date of termination or expiration, or (ii) rights and obligations of the Parties at law or in equity which, from the context thereof, are intended to survive termination of this Transition and Resuupply Agreement; nor prejudice any Party’s right to obtain performance of any obligation then due and owing.

Section 9.02        Termination for Insolvency. Either Party may terminate this Transition- and Resupply Agreement immediately upon delivery of written notice to the other Party: (i) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party’s debts; provided, however, with respect to involuntary proceedings, that such proceedings are not dismissed within sixty (60) days; (ii) upon the other Party’s making an assignment for the benefit of creditors; or (iii) upon the other Party’s dissolution or ceasing to do business.

Section 9.03        Termination for Material Breach. Either Party may terminate this Transition and Resupply Agreement upon sixty (60) days prior written notice to the other Party upon a material breach by the other Party of any of its obligations under this Transition and Resupply Agreement (and such obligations specifically include a failure by a Party to pay any amount owing under this Transition and Resupply Agreement); provided, however, that such termination shall become effective only if the breaching Party shall fail to: (i) remedy or cure the breach within such sixty (60) day period, or initiate a remedy or cure within such period if it is not practicable to complete the cure in such period; or (ii) within sixty (60) days after the date of the non-breaching Party’s written notice of material breach, provide written notice of the breaching Party’s dispute of the alleged breach or failure to cure and its invocation of the dispute resolution provisions set forth in the IP Asset Acquisition Agreement. If the non-breaching Party elects not to terminate this Transition and Resupply Agreement pursuant to this Section 9.03, then the non-breaching Party shall be entitled to seek, any equitable remedies and damages permitted by law, except to the extent otherwise limited by this Transition and Resupply Agreement or the Agreement.

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Article X.

Product Liability, Indemnification and Insurance

Section 10.01    Responsibility and Control. Xenetic and Kevelt and/or Pharmsynthez shall each be solely responsible for the safety of its own employees, agents, Affiliates or independent contractors with respect to its performance under this Transition and Resupply Agreement, and each shall hold the other Party harmless with regard to any liability for damages or personal injuries resulting from acts of its respective employees, agents, Affiliates or independent contractors.

Section 10.02    Xenetic Right to Indemnification. Kevelt and/or Pharmsynthez shall defend, indemnify, and hold harmless Xenetic, its Affiliates, successors, and assigns and their respective directors, officers, employees, agents, and independent contractors (collectively the "Xenetic Indemnitees") from and against any and all liabilities, damages, losses, settlements, claims, actions, suits, judgments, interest, penalties, fines, costs, or expenses (including, without limitation reasonable attorneys' fees) (any of the foregoing, "Section 10.02 Damages") incurred or asserted against any Xenetic Indemnitee of whatever kind or nature including, without limitation, any claim or liability based upon negligence, warranty, strict liability, or violation of governmental regulation, or otherwise arising from or occurring as a result of a claim or demand made by a Third Party against any Xenetic Indemnitee (a "Xenetic Third Party Claim") because of (i) the material breach by Kevelt and/or Pharmsynthez, its employees, other agents, independent contractors, sublicensees or Affiliates of their representations, warranties, or obligations under this Transition and Resupply Agreement; (ii) the material violation of any applicable law by Kevelt and/or Pharmsynthez; or, (iii) the negligence or willful misconduct of Kevelt and/or Pharmsynthez, its employees, other agents, independent contractors, sublicensees or Affiliates in connection with this Transition and Resupply Agreement; provided, however, that Kevelt and/or Pharmsynthez shall have no such obligation to defend, indemnify, or hold harmless the Xenetic Indemnitees against a Xenetic Third Party Claim to the extent any Section 10.02 Damages are based upon, or are the result of, or arise from, Xenetic activity and in any event shall not be liable for Section 10.02 Damages in excess of twenty five million Euros (€25,000,000) in the aggregate for all Xenetic Third Party Claims collectively. The indemnification provided under clause (a) of this Section 10.02, shall apply only to Virexxa manufactured by Kevelt and/or Pharmsynthez. The indemnification provided under clauses (i) through (iii) of this Section 10.02, shall be applicable during the term of this Transition and Resupply Agreement.

Section 10.03    Indemnification Procedures. Promptly after receipt by a Xenetic Indemnitee of notice of any pending or threatened claim against it (an “Action”), such Xenetic Indemnitee shall give written notice to Kevelt and/or Pharmsynthez to look for indemnification pursuant to this ArticleX (the “Indemnifying Party”) of the commencement thereof. The failure to so notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby. In case any Action that is subject to indemnification under Section 10.02 shall be brought against an Xenetic Indemnitee and it shall give written notice to Kevelt and/or Pharmsynthez of the commencement thereof, Kevelt and/or Pharmsynthez shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to such Xenetic Indemnitee and, after notice from Kevelt and/or Pharmsynthez to the Xenetic Indemnitee of its election to assume the defense thereof, Kevelt and/or Pharmsynthez shall not be liable to such Xenetic Indemnitee under this ArticleX for any fees of other counsel or any other expenses, in each case subsequently incurred by such Xenetic Indemnitee in connection with the defense thereof. Notwithstanding Kevelt’s and/or Pharmsynthez’s election to assume the defense of any such Action that is subject to indemnification under Section 10.02, the Xenetic Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Action at its own expense. If a Kevelt and/or Pharmsynthez assumes the defense of such Action, no compromise or settlement thereof may be effected by Kevelt and/or Pharmsynthez without the Xenetic Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed, unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Third Party and no effect on any other claims that may be made against the Xenetic Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by Kevelt and/or Pharmsynthez.

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Section 10.04    Compliance. The Parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Transition and Resupply Agreement.

Section 10.05    Kevelt and Pharmsynthez Insurance.

(a) Kevelt and Pharmsynthez shall, until expiration of the last batch of Virexxa manufactured hereunder, by Kevelt and/or Pharmsynthez, obtain and maintain at their own cost and expense, any combination of insurance, for its commercial liability, including, but not limited to, product liability and contractual liability insurance, with respect to its activities hereunder.

(b) Such insurance or self-insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time, but under no circumstances shall be less than: (i) Four Million Dollars ($4,000,000) per occurrence for damage, injury and/or death to persons prior to regulatory authority approval of Virexxa; (ii) Ten Million Dollars ($10,000,000) per occurrence for damage, injury and/or death to persons after regulatory authority approval of Virexxa; or One Million Dollars ($1,000,000) per occurrence for damage/or injury to property. Such insurance shall be written to cover claims incurred, discovered, manifested, or made in connection with clinical development and commercial sale of Virexxa. Upon written request of Xenetic, Kevelt and/or Pharmsynthez shall provide to Xenetic copies of its Certificates of Insurance.

(c) All insurance required of Kevelt and/or Pharmsynthez under this Transition and Resupply Agreement shall, be through a commercially based insurance company, such insurance shall (i) be issued by reputable, financially sound companies; (ii) provide that the insurance company will endeavor to provide at least thirty (30) days' notice of cancellation of coverage, non-renewal or material change of coverage to both Xenetic and Kevelt and/or Pharmsynthez, but its failure to do so shall impose no penalty or additional obligations under this Transition and Resupply Agreement; and (iii) contain a severability of interest or separation of the insureds provision, affording defense and coverage for an insured in the event of a claim brought by another insured.

(d) Additional Requirements. All of the foregoing liability policies shall be primary and non-contributory and contain a waiver of subrogation in favor of the other Party or the other Party’s designee.

(e) No Limitation. Nothing in this Article 9 regarding insurance coverage amounts shall be deemed or interpreted as a limitation on the indemnities set forth in this Transition and Resupply Agreement.

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Article XI.

Miscellaneous Provisions

Section 11.01    Governing Law. This Transition and Resupply Agreement shall be governed, interpreted and construed in accordance with the laws of the United States and the State of Massachusetts, without regard to conflict of laws principles thereof.

Section 11.02    Waiver. The failure on the part of Kevelt and/or Pharmsynthez or Xenetic to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights and shall not operate to bar the exercise or enforcement thereof at any time or times thereafter. The observance of any term of this Transition and Resupply Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver shall be effective only if set forth in a writing signed by the Party against whom such waiver is to be asserted.

Section 11.03    Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Transition and Resupply Agreement, for failure or delay in fulfilling or performing any term of this Transition and Resupply Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fire, floods, earthquakes, embargoes, prohibitions or interventions, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected Party (hereinafter a “Force Majeure”). Nothing in this provision shall be interpreted to restrict either Party from exercising its rights to terminate this Transition and Resupply Agreement pursuant to its terms during such periods of Force Majeure.

Section 11.04    Severability. It is the intention of the Parties to comply with all applicable laws, domestic or foreign, in connection with the performance of its obligations hereunder. In the event that any provision of this Transition and Resupply Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Transition and Resupply Agreement will be binding on the Parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and this Transition and Resupply Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law.

Section 11.05    Survival. The following Articles and Sections shall survive termination or expiration of this Transition and Resupply Agreement, with such limitations as are noted: Article 1, to the extent definitions are embodied in the following listed Articles and Sections of this Transition and Resupply Agreement; Articles 4, 7 and 8; Sections 9.01(b),; and Articles 10 and 11.

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Section 11.06    Government Acts. In the event that any act, regulation, directive, or law of a government, including its departments, agencies or courts, (a “Government Act”) should make impossible or prohibit, restrain, modify or limit any material act or obligation of Kevelt and/or Pharmsynthez or Xenetic under this Transition and Resupply Agreement, the Party, not so affected shall have the right, at its option, to suspend or terminate this Transition and Resupply Agreement. Such right of suspension or termination may be exercised as to the country which committed the Government Act only if after thirty (30) days of good faith negotiations between the Parties, the Parties cannot agree to make such modifications to this Transition and Resupply Agreement as may be necessary to fairly address the Government Act.

Section 11.07    Government Approvals. Each Party will use commercially reasonable efforts to obtain any government approval required to enable this Transition and Resupply Agreement to become effective, or to enable any payment hereunder to be made, or enable any other obligation hereunder to be observed or performed. Each Party will keep the other Party informed of its progress in obtaining any such governmental approvals.

Section 11.08    Assignment. This Transition and Resupply Agreement may not be assigned in part or in whole, or delegated in whole or in part, by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Transition and Resupply Agreement, without the consent of the other Party, (a) in part or in whole to any of its Affiliates, if the assigning Party remains liable for the full performance of its Affiliates’ obligations hereunder, or (b) in connection with the transfer or sale of all or substantially all of its assets or business to which this Transfer and Supply Agreement relates, or in the event of its merger or consolidation with, acquisition by, or sale to another company. The Parties acknowledge that Xenetic may elect to assign to one or more Third Parties, on a country-by-country or region-by-region basis, certain of its rights and to delegate certain of its obligations under this Transition and Resupply Agreement; provided, however, that Xenetic may not assign such rights or delegate such obligations in the United States, Europe or Japan to a Third Party without Kevelt’s and/or Pharmsynthez’s prior written consent.

Section 11.09    Binding Agreement. This Transition and Resupply Agreement shall be binding upon and inure to the benefit of all successors and permitted assigns of the Parties.

Section 11.10    Counterparts. This Transition and Resupply Agreement may be executed by original or facsimile signature in several counterparts, all of which shall be deemed to be originals, and all of which shall constitute one and the same Transition and Resupply Agreement.

Section 11.11    No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Kevelt and/or Pharmsynthez and Xenetic. Notwithstanding any of the provisions of this Transition and Resupply Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all such commitments, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture or sale of Virexxa shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

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Section 11.12    Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.13):

If to Kevelt and/or Pharmsynthez:

AS KEVELT

3/1, Teaduspargi Str.,

12618 Tallinn, Estonia

Facsimile: +372 670 1219

E-mail: a.ahtloo@kevelt.ee

Attention: Allan Ahtloo

OJSC Pharmsynthez

188663 Leningradskaya oblast, Vsevolozhsky

rayon, urban village Kuzmolovsky, station

Capitolovo, № 134 liter 1, Russian Federation

Facsimile: 7 (812) 329-8089

E-mail: pkruglyakov@pharmsynthez.com

Attention: Petr Kruglyakov, CEO

with a copy to:	Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Facsimile: (646) 441-9113 Email: mgehl@cov.com Attention: Matthew Gehl

If to Xenetic:	Xenetic Biosciences, Inc. 99 Hayden Avenue, Suite 230 Lexington, Mass. 02421 Facsimile: [FAX NUMBER] E-mail: s.maguire@xeneticbio.com Attention: Scott Maguire, CEO

with a copy to:	Taft, Stettinius & Hollister LLP 111 E. Wacker Drive, Suite 2800 Chicago, IL 60601 Facsimile: 312-275-7569 E-mail: mgoldsmith@taftlaw.com Attention: Mitchell D. Goldsmith, Esq.

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Section 11.13    Headings. The Article, Section and subsection headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

Section 11.14    Authority. The undersigned represent that they are authorized to sign this Transition and Resupply Agreement on behalf of the Parties hereto.

Section 11.15    No Implied Licenses. Nothing in this Transition and Resupply Agreement shall be construed as granting either Party by implication, estoppel or otherwise, any license rights.

Section 11.16    Entire Agreement. This Transition and Resupply Agreement contains the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties. , Services

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: AS KEVELT
By__________________________________ Name: Allan Ahtloo Title:

PARENT: OJSC PHARMSYNTHEZ
By__________________________________ Name: Peter V. Kruglyakov Title:
BUYER: XENETIC BIOSCIENCES, INC.
By___________________________________ Name: Title:

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